EXHIBIT 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made effective as of May 13, 2020, between Sykes Enterprises, Incorporated, a Florida corporation (the “Corporation”), and ___________ (“Board Member”).

RECITALS

In consideration of services to be rendered by the Board Member it is in the best interests of the Corporation to make an award to the Board Member under the Sykes Enterprises, Incorporated 2019 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference, consisting of restricted stock units relating to shares of the Corporation’s common stock, par value $.01 per share (“Restricted Stock Units”), which give the Board Member a contingent right to receive the number of shares of the Corporation’s Common Stock indicated in this Agreement, which shares the Board Member shall receive once the vesting requirements described in this Agreement have been satisfied.

Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Restricted Stock Units. The instruments granted herewith are Restricted Stock Units.  A Restricted Stock Unit is a bookkeeping entry that records the equivalent of one share of the Common Stock of the Corporation.  Upon the vesting of the Restricted Stock Units as provided herein, the Board Member shall be entitled to receive for each vested Restricted Stock Unit, one share of the Corporation’s Common Stock as set forth below.

1.1Grant of Restricted Stock Units.  The Corporation hereby grants to Board Member a total of _____ Restricted Stock Units (the “Employment Based Restricted Stock Units”) subject to the transfer restrictions and other conditions set forth in this Agreement (collectively, the “Restricted Stock Units”).

1.2	Restrictions and Adjustments.

(a)Board Member shall not have the rights and privileges of a shareholder of the Corporation with respect to the Restricted Stock Units, such as voting rights and the right to receive dividends paid with respect to shares relating to such Restricted Stock Units.

(i)Board Member shall not be entitled to delivery of the certificate or certificates for any of the Common Stock until the restrictions imposed by this Agreement have lapsed with respect to those Restricted Stock Units, at the times defined in Section 1.3.

(ii)The Corporation shall retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock Units (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock Units) until such time, if ever, as the Restricted Stock Units with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested.  Such Retained Distributions shall become vested and shall be distributed to the holder of the Restricted Stock Units promptly after such Restricted Stock Units vest (and in any event no later than the last day of the calendar year in which such Retained Distributions shall become vested).  Such Retained Distributions shall not bear interest or be segregated in separate accounts.

(iii)The Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Board Member before these restrictions have lapsed pursuant to Section 1.3, except with the prior written consent of the Committee. Any attempt to dispose of Restricted Stock Units in a manner contrary to the restrictions set forth in the Plan or in this Agreement shall be ineffective.

(iv)The Restricted Stock Units and Retained Distributions shall be subject to forfeiture at the point in time a Board Member’s Service as a Board Member with the Corporation ends to the extent set forth in Section 1.6 below or upon the breach of any restrictions, terms or conditions of this Agreement.

(b)Once any portion of Board Member’s Restricted Stock Unit award has become vested under Section 1.3, the Common Stock issued pursuant to such Restricted Stock Units shall not be subject to the preceding restrictions and shall not be considered to be restricted stock.

(c)In the event of any change in the outstanding Common Stock of the Corporation by reason of (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, the number or kind of shares that may be issued under the Plan and the number of Units credited to a Board Member automatically shall be adjusted so that the proportionate interest of the Board Member shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes with respect to the Plan.

1.3When Restrictions Lapse.  Subject to the limitations herein, ¼ of the Restricted Stock Units shall vest and the restrictions on such Restricted Stock Units shall lapse on and after each of  May 14, 2020, August 14, 2020, November 14, 2020 and February 14, 2021, provided that Board Member continues to serve as a Board Member of the Corporation on each such date.

1.4Change in Control. The foregoing notwithstanding, in the event of a Change in Control prior to the date the Restricted Stock Units vest, all unvested Restricted Stock Units granted hereunder shall be accelerated and immediately vest.

1.5Settlement of Restricted Stock Units.  As soon as practicable after the date on which any Restricted Stock Units become vested, the Corporation shall deliver to the Board Member (or his or her personal representative) the number of shares of Common Stock equal to the number of Restricted Stock Units that have become vested (or, at the discretion of the Compensation Committee of the Corporation’s Board of Directors, cash with a value of such number of shares of Common Stock).

1.6Forfeiture on End of Service as a Board Member.  If the Board Member’s Service as a Board Member with the Corporation ends for any reason other than a Change of Control, either by the Corporation or Board Member, prior to the date on which the Restricted Stock Units have vested and the restrictions set forth in this Agreement have lapsed with respect to such Restricted Stock Units pursuant to Section 1.3, any Restricted Stock Units remaining subject to the restrictions imposed by this Agreement shall be forfeited.

2.Agreement Subject to the Plan.  This Agreement and the rights and obligations of the parties hereto are subject to and governed by the terms of the Plan as the same may be amended from time to time, including amendments made to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement, and all awards and payments made under this Agreement, shall be administered, interpreted and applied in compliance with the requirements of Section 409A or an exemption thereto. Without limiting the generality of the foregoing, in order to comply with Section 409A, the determination of “Fair Market Value” of a share of Common Stock on any given date for purposes of this Agreement shall be, for so long as the Common Stock is readily tradable on an established securities market, the closing price on such date reported for the Common Stock by the securities market on which the Common Stock is admitted for trading, or, if such date is not a trading day, on the last trading day before such date.

3.Miscellaneous.

(a)This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(b)The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto. However, the Corporation or the Committee may, without obtaining the written consent of the Board Member, amend this Agreement in any manner that it deems necessary or desirable to comply with the requirements of Section 409A or an exemption thereto.

(c)The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

(d)This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

(e)The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

(f)Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and of Board Member and Board Member’s personal representatives.

(g)This Agreement may be executed by either of the parties (the “Originating Party”) and transmitted to the other party (the “Receiving Party”) by facsimile, telecopy, telex or other form of written electronic transmission, and, upon confirmation of receipt thereof by the Receiving Party, this Agreement shall be deemed to have been duly executed by the Originating Party.  Upon the request of the Receiving Party, the Originating Party shall provide the Receiving Party with an executed duplicate original of this Agreement.

SYKES ENTERPRISES, INCORPORATED

By:___________________________________

James T. Holder

Chief Legal Officer